Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated May 15, 2019 relating to the financial statements of McKesson Corporation and the effectiveness of McKesson Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of McKesson Corporation for the year ended March 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 4, 2020